Exhibit 99.1
Hayes Lemmerz Announces Definitive Agreement
to Sell Automotive Brake Components Businesses
Northville, Michigan — November 9, 2007 — Hayes Lemmerz International, Inc. (Nasdaq: HAYZ) today announced that it has entered into a definitive agreement for the sale of its automotive brake component facilities located in Homer, Michigan and Apodaca, Mexico for approximately $58 million in cash. The sale is expected to be completed on November 9, 2007.
Hayes Lemmerz International, Inc. is a leading global supplier of automotive and commercial highway wheels and other automotive components.
Contact: Marika P. Diamond, Hayes Lemmerz International, Inc., 734.737.5162